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                                                                   Exhibit 10.10

                                [English Summary]

                              Terms and Conditions
                        Macronix International Co., Ltd.
               Domestic Convertible Bonds Issued December 12, 2002


1.   Type of Offering

The first issue (the "Offering") of non-secured domestic convertible bonds in 2002 (the "Bonds") by Macronix International Co., Ltd. (hereinafter the "Company").

2.    Date of Issuance of the Bonds

Expected to be issued on December 12, 2002.

3.    Amount of Issuance, Denomination and Issue Price

The Bonds will be issued in non-secured, registered form. The total amount of issuance will be 3,200,000,000 NT Dollars, in denominations of 100,000 NT Dollars. The Bonds will be issued at 100,000 NT Dollars per unit.

4.    Term of the Bonds

The term of the Offering will be five years beginning on December 12, 2002 and the Bonds will mature on December 11, 2007.

5.    Interest and Redemption Yield

No interest will be payable on the Bonds. Bondholders of record may exercise put option during the 30 days before the third year anniversary from the date of issuance at an annual yield of 3.25% and during the 30 days before the fourth year anniversary from the date of issuance at an annual yield of 3.75% (calculated with compound interest with premium payable at 10.07% and 15.87% of the face value of the Bonds respectively). The Bonds will be redeemed at face value on maturity.

6.    Method of Interest Payment and Date of Interest Payment

Other than early redemption by the Company, repurchase, redemption by the Bondholders, conversion, cancellation, or otherwise required by law, the Company shall repay the principal in the denominated amount at once in cash.

7.    Security

The Bonds would be non-secured. However, if the Company subsequently issues secured convertible bonds, the Bonds shall be secured equally and ratably with such other

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bonds.

8.    Converted Shares

The Bonds are convertible into common shares issued by the Company.

9.    Conversion Period

Bondholders may convert the Bonds into the Company's common shares beginning three month after the issuance of the Bonds and until 10 days before maturity, except during a closed period and provisions under section two of this Article.

The conversion of the Bonds shall be suspended beginning three trading days (inclusive of the third trading day) before the notification of the Company's application to the relevant authorities for distribution of cash dividend or stock dividend and until the record date of the distribution of rights.

10.   Conversion Procedure

The Bonds may be converted into new shares by using the amount of shares reserved for such conversion of convertible bonds as provided under the Company's Articles of Incorporation. Except when the converting bondholders are either overseas Chinese and foreign nationals, in which case the converted shares shall be allocated and distributed by way of book entry through Taiwan Securities Central Depository Co. Ltd. (the "Depository Co. Ltd."), all other converting bondholders shall convert the Bonds through one of the two methods:
(i) through Depository Co. Ltd. by way of book entry; or (ii) through the Company's appointed conversion agent by way of direct conversion.

11.   Conversion Price and Conversion Price Adjustment and Reset

A.    Conversion Price

In determining the conversion price, the lowest simple average of the closing prices of the Company's common shares for the 10, 15, and 20 trading days before October 29, 2002 (the "reference date"), multiplied 101% shall be used as the basis of calculation of the conversion price. The conversion price of the Bonds at the time of issuance shall be 11 NT dollars.

B.    Conversion Price Adjustment

1) The conversion price will be subject to adjustment when there is an increase in the Company's common shares (including capitalization by cash injection, capitalization of retained earnings, capitalization of common reserve, capitalization of employee bonus, merger, subdivision of Company's outstanding shares and issuance of overseas depository receipts), except when the common shares are issued due to the conversion of securities with common share conversion right or warrant, in accordance with the following formula:


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NCP=OCP*[N+(PPS*NIS/CPN)]/[N+NIS]


NCP=Conversion Price After Adjustment
OCP= Conversion Price Before Adjustment
PPS= Price Per Share
NIS=Number of Newly Issued Shares
N=Number of Shares Outstanding
CPN=Conversion Price Before Adjustment

2) If the Company issues any securities that are exchangeable into shares or issues any securities of rights or warrants to subscribe for or purchase shares at less than the then current market price per share (the lowest simple average of the closing prices of the Company's common shares for the 10, 15, and 20 trading days from the date of the issuance of any such securities), the conversion price shall be adjusted in accordance with the following formula:

NCP = OCP * {N+[NP*NNS/OCP]}/{N+NNS}

NP=Price of the Newly Issued Securities or Conversion or Subscription Price NNS=Number of the Newly Issued Securities or Converted or Subscribed Shares

3) After the issuance of the Bonds, if the number of outstanding common shares of the Company decreases for reasons other than a reduction of capital through cancellation of the treasury shares, the Company shall adjust the conversion price in accordance with the following formula:

NCP=OCP*NSBR/NSAR

NSBR=Number of Outstanding Common Shares Before the Capital Reduction NSAR=Number of Outstanding Common Shares After the Capital Reduction

4) After the issuance of the Bonds, if the amount of cash dividends being distributed exceeds 15% of the amount of total rights issued, the Company shall adjust the conversion price downward in proportion to the percentage that exceeds 15% of the amount of rights issued on the date of the distribution of cash dividend. The price reset shall be published by the ROC OTC.

C.    Conversion Price Reset

In addition to the anti-dilution conversion price adjustment, the Company shall adjust the conversion price on each of the 27th day of January beginning from 2003 to 2007, as well as those dates where the Company either issues stock dividend without consideration or cash dividend ("Reference Date") (whichever date is later; if no stock dividend or cash dividend were issued, then June 27 shall be the reference date), pursuant to the conversion price adjustment mechanism set out in Section B) above (no price adjustment if the conversion price after the adjustment is higher than the pre-reset adjustment conversion price), provided that the adjusted conversion price shall not be lower than 80% value of


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the pre-reset conversion price and that the value of the accumulated downward adjustment shall not be more than 20% of the value of the conversion price at the time of issuance. The Company shall apply to the OTC to publish the new conversion price after the conversion price reset. This conversion price reset mechanism does not apply to Bondholders who exercise the conversion right before the Reference Date.

The Company may select an alternative conversion date during the 30 days before the third, fourth and fifth year anniversary and determine the alternative conversion price pursuant to the following formula:

NCP = Current Market Price * PT

PT >  100,000/[100,000+Premium)*110%]
   -

PT=Certain Percentage

The Bondholders may exercise the conversion right within a seven trading day period. After the lapse of the seven trading day period, the conversion price shall be that before the alternative conversion price reset.

12.   Redemption at the Option of the Company

A. The Company may on or at any time after the three months anniversary from the date of issuance of the Bonds and until 40 days before maturity, redeem all of the Bonds by giving not less than one month notice to the Bondholders, if the price of the Company's common shares exceeds the then valid conversion price by 50% for 30 consecutive trading days. The Bonds shall be redeemed by the Company in cash with the following yields:

i) beginning from the day immediately after the three months anniversary from the date of the issuance of the bonds up to the date of the three year anniversary from the date of the issuance - 3.25%

ii) beginning from the day immediately after the three year anniversary up to the date of the fourth year anniversary from the date of the issuance - 3.75%

iii) beginning from the fourth year anniversary up to forty days before the maturity - redeemed at face value

B. The Company may redeem the Bonds beginning from the day immediately after the three months anniversary from the date of the issuance of the bonds up to forty days before the maturity by giving one month notice to the bondholders if the outstanding Bonds is less than 10% of the total amount of issuance (less than 320,00,00 NT Dollars)

13.   Redemption at the Option of the Bondholders

The Company shall notify the bondholders of their conversion right 30 days before the third and fourth year anniversary from the date of the issuance of the Bonds in writing.

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The OTC shall publicly announce such exercise of conversion right. The bondholders may then demand redemption from the Company 30 days after the OTC notice at 110.07% of the face value of the Bonds for the three year anniversary and at 115.87% for the fourth year anniversary.








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